EXHIBIT 21

LIST OF SUBSIDIARIES

Principal subsidiary/undertaking	Jurisdiction of incorporation

Shire LLC	State of Kentucky, USA
Shire Pharmaceuticals Limited	England and Wales
Shire Pharmaceuticals Development Limited	England and Wales
Shire International Licensing BV	Netherlands
Shire Laboratories Inc.	State of Delaware, USA
Shire Supplies US, LLC	State of Delaware, USA
Shire France S.A.	France
Shire Deutschland GmbH & Co. KG	Germany
Shire US Inc.	State of New Jersey, USA
Shire Pharmaceuticals Ireland Limited	Ireland
Shire Italia SpA	Italy
Shire Pharmaceuticals Iberica S.L.	Spain
Shire Pharmaceuticals US Development Inc.	State of Maryland, USA
Shire BioChem Inc.	Canada
Shire Finance Limited	Cayman Islands
Shire Pharmaceutical Contracts Limited	England and Wales
Shire US Manufacturing Inc.	State of Maryland, USA

All subsidiary undertakings of Shire Pharmaceuticals Group plc are beneficially owned (directly or indirectly) as to 100% and are all consolidated in the consolidated financial statements of Shire Pharmaceuticals Group plc.